Exhibit 99.1
STONE ENERGY CORPORATION
Provides Production Update
LAFAYETTE, LA. July 25, 2016

Stone Energy Corporation (NYSE: SGY) today announced estimated production for the quarter ended June 30, 2016 of approximately 29 MBoe (174 MMcfe) per day, consisting of approximately 59% oil, 9% natural gas liquids (“NGLs”) and 32% natural gas. This rate is slightly above the upper end of guidance for the quarter. These production volumes included approximately 23 MBoe (138 MMcfe) per day from the Gulf of Mexico and 6 MBoe (36 MMcfe) per day from Appalachia. Appalachian volumes included 21 MMcfe per day from the Heather and Buddy fields, 11 MMcfe per day of intermittent production from the Mary field and 4 MMcfe per day attributed to a one-time adjustment of previous working interest.

As reported on June 29, 2016, Stone entered into an interim gas gathering and processing agreement with Williams at the Mary field in Appalachia.  Production from the Mary field has been substantially shut in since September 2015, except for intermittent production. The initial term of the interim agreement runs through August 31, 2016, and it continues on a month to month basis thereafter unless terminated by either party. Production from the Mary field resumed in late June and has averaged over 75 MMcfe per day in July. We expect production rates from the Mary field to reach over 125 MMcfe per day in August.  Currently, 57 wells representing over 60 MMcfe per day in potential volume remain shut in due to downstream liquids-handling capacity constraints. We expect most of this production to come online in late July and August.

On June 28, 2016, the Enterprise Products Partners LP gas processing plant in Pascagoula, Mississippi experienced an explosion that shut down the facility, which is not expected to be back in operation for months. Although Stone has no direct interest in the plant, it processed approximately 20-25 MMcf per day (gross) of gas produced from the Pompano platform. This gas has been either shut in or re-injected since the incident, and the gas curtailment has restricted oil flow from the Pompano platform to approximately 70% of previous production rates. Prior to this curtailment, second quarter 2016 net production from the Pompano platform averaged approximately 11 MBbls of oil per day and approximately 21 MMcfe of gas and NGLs per day. On July 21, 2016, we negotiated an agreement to flow gas to an alternate market and are currently producing oil and gas from the Pompano platform at volumes similar to second quarter production rates. Our arrangement does not guarantee available capacity, so gas re-injection remains a fallback option if needed. As previously reported, production from our Amethyst well was shut in during late April to allow for a technical evaluation. We have delayed intervention activities at Amethyst until we can secure a reliable gas sales market for the Pompano facility.

Stone expects to release its second quarter 2016 results on Tuesday, August 2, 2016, after the market close. Updated guidance for the remainder of 2016 will be provided in the second quarter earnings press release. A conference call will not be held for this quarter.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com
Forward Looking Statements
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility, our outstanding notes and any restructuring thereof, our ability to continue as a going concern and any potential bankruptcy proceeding, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production.